EXHIBIT 99.2

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2004 & 2003
(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net Income / Earnings Per Share
Net income	$23,358	$11,672	$66,695	$54,840
Add: restructuring and impairment charge, net of
related tax effect	–	8,225	(163)	8,167

Net income (excluding restructuring and impairment
charge)	$23,358	$19,897	$66,532	$63,007

Earnings per basic share	$0.63	$0.31	$1.79	$1.45

Earnings per basic share (excluding restructuring
and impairment charge)	$0.63	$0.53	$1.79	$1.67

Basic weighted average shares outstanding	37,300	37,560	37,265	37,771
Earnings per diluted share	$0.61	$0.30	$1.74	$1.42

Earnings per diluted share (excluding restructuring
and impairment charge)	$0.61	$0.52	$1.73	$1.63

Diluted weighted average shares outstanding	38,551	38,546	38,406	38,751
Consolidated Operating Income / Operating Margin
Operating income	$37,937	$18,838	$105,625	$87,968
Add: restructuring and impairment charge	–	13,223	(264)	13,131

Operating income (excluding restructuring and
impairment charge)	$37,937	$32,061	$105,361	$101,099

Net sales	$244,592	$224,574	$708,507	$670,816

Operating margin	15.5%	8.4%	14.9%	13.1%

Operating margin (excluding restructuring and
impairment charge)	15.5%	14.3%	14.9%	15.1%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$34,106	$20,949	$91,324	$77,930
Add: restructuring and impairment charge	–	13,223	(264)	13,131

Wholesale operating income (excluding restructuring
and impairment charge)	$34,106	$34,172	$91,060	$91,061

Wholesale net sales	$178,894	$173,890	$501,517	$490,098

Wholesale operating margin	19.1%	12.0%	18.2%	15.9%

Wholesale operating margin (excluding restructuring
and impairment charge)	19.1%	19.7%	18.2%	18.6%

EBITDA
Net income	$23,358	$11,672	$66,695	$54,840
Add: interest expense	143	95	381	402
Add: income tax expense	14,623	7,094	41,614	33,328
Add: depreciation and amortization	5,250	5,494	15,755	15,861

EBITDA	$43,374	$24,355	$124,445	$104,431

Net sales	$244,592	$224,574	$708,507	$670,816

EBITDA as % of net sales	17.7%	10.8%	17.6%	15.6%

EBITDA	$43,374	$24,355	$124,445	$104,431
Add: restructuring and impairment charge	–	13,223	(264)	13,131

EBITDA (excluding restructuring and impairment charge)	$43,374	$37,578	$124,181	$117,562

Net sales	$244,592	$224,574	$708,507	$670,816

EBITDA as % of net sales	17.7%	16.7%	17.5%	17.5%